Investors: David Gennarelli, 415-507-6033
david.gennarelli@autodesk.com

Press:    Stacy Doyle, 971-238-5722
stacy.doyle@autodesk.com

STRONG ANNUALIZED RECURRING REVENUE (ARR) GROWTH HIGHLIGHTS AUTODESK FOURTH QUARTER RESULTS
Subscription Plan Represents the Majority of ARR and Subscriptions ARR Growth to Accelerate in Fiscal 2019

SAN RAFAEL, Calif., MARCH 6, 2018-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter of fiscal 2018.

Fourth Quarter Fiscal 2018

•	Subscription plan ARR was $1.18 billion an increase of 106 percent compared to the fourth quarter last year as reported, and 105 percent on a constant currency basis.

•	Total ARR was $2.05 billion, an increase of 25 percent compared to the fourth quarter last year as reported, and on a constant currency basis.

•
Subscription plan subscriptions increased 371,000 from the third quarter of fiscal 2018 to 2.27 million at the end of the fourth quarter. Subscription plan subscriptions benefited from 168,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription program.

•	Total subscriptions increased 127,000 from the third quarter of fiscal 2018 to 3.72 million at the end of the fourth quarter.

•
Deferred revenue was $1.96 billion, an increase of 9 percent compared to the fourth quarter last year. Unbilled deferred revenue at the end of the fourth quarter of fiscal 2018 was $326 million. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.28 billion, an increase of approximately 25 percent compared to the fourth quarter last year.

•	Revenue was $554 million, an increase of 16 percent compared to the fourth quarter last year as reported, and on a constant currency basis.

•	Total GAAP spend (cost of revenue plus operating expenses) was $736 million, an increase of 14 percent compared to the fourth quarter last year.

•	Total non-GAAP spend was $571 million, an increase of 2 percent compared to the fourth quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP diluted net loss per share was $(0.79), compared to GAAP diluted net loss per share of $(0.78) in the fourth quarter last year.

•	Non-GAAP diluted net loss per share was $(0.09), compared to non-GAAP diluted net loss per share of $(0.28) in the fourth quarter last year.

"We continue to execute well on our business model transition and are poised to further accelerate ARR growth next year," said Andrew Anagnost, Autodesk president and CEO. "We were pleased to see a meaningful increase in total annualized revenue per subscription (ARPS) and a better than expected conversion rate with the maintenance to subscription program. Total subscription additions for the quarter were impacted by a greater than expected number of customers shifting from individual products to higher value Industry Collections resulting in ARR growth."

"During the quarter we reached another significant milestone in our business model transition where subscription plan ARR surpassed maintenance plan for the first time, in-line with our projections," said Scott Herren, Autodesk CFO.  "In addition to strong revenue and ARR growth, we also experienced strength in billings and deferred revenue, generating better than expected cash flow from operations.  Our fiscal 2018 was another successful year and sets us up to achieve our fiscal 2020 goals for ARR growth and free cash flow."

Fourth Quarter Operational Overview

Subscription plan ARR was $1.18 billion, an increase of 106 percent compared to the fourth quarter last year as reported, and 105 percent on a constant currency basis. Subscription plan ARR includes $152 million related to the maintenance-to-subscription program. Maintenance plan ARR was $879 million, a decrease of 18 percent compared to the fourth quarter last year as reported, and 17 percent on a constant currency basis. Total ARR for the fourth quarter increased 25 percent to $2.05 billion compared to the fourth quarter last year as reported, and on a constant currency basis.

Subscription plan subscriptions (product, EBA, and cloud) were 2.27 million, a net increase of 371,000 from the third quarter of fiscal 2018, led by new product subscriptions and 168,000 product subscriptions that migrated from maintenance plan subscriptions. Maintenance plan subscriptions were 1.45 million, a net decrease of 244,000 from the third quarter of fiscal 2018, which includes the 168,000 that migrated to product subscription. Total subscriptions were 3.72 million, a net increase of 127,000 from the third quarter of fiscal 2018.

Total recurring revenue in the fourth quarter was 93 percent of total revenue compared to 86 percent of total revenue in the fourth quarter last year.

Revenue in the Americas was $232 million, an increase of 10 percent compared to the fourth quarter last year. Revenue in EMEA was $221 million, an increase of 19 percent compared to the fourth quarter last year as reported, and 20 percent on a constant currency basis. Revenue in APAC was $100 million, an increase of 23 percent compared to the fourth quarter last year as reported, and 21 percent on a constant currency basis.

Financial Highlights for Fiscal 2018*

•	Total ARR increased 25 percent as reported, and on a constant currency basis.

•	Total subscriptions increased 20 percent to 3.72 million.

•	The base of both subscription plan ARR and subscriptions surpassed the base of maintenance plan ARR and subscriptions.

•	Total GAAP spend increased 1 percent as reported, and on a constant currency basis. Total non-GAAP spend increased 1 percent as reported, and was flat on a constant currency basis.

•	Total deferred revenue increased approximately 25 percent.

*All numbers are compared to fiscal 2017.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2019 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Starting with the first quarter of fiscal 2019, Autodesk is adopting the new revenue accounting standard, ASC 606.

•	We will be applying the modified retrospective transition method.

•	We do not believe the new standard will result in a change in timing or amount of the recognition of revenue for the majority of our product subscription offerings and enterprise agreements.

•	We will be required to capitalize and amortize sales commissions under the new standard.

•
We do not expect a significant impact on reported expenses for the full fiscal year, however, the timing of when we recognize the deferred commissions by quarter will vary compared to our historical seasonality.

•	None of the ASC 606 impacts affect cash flow.

First Quarter Fiscal 2019

Q1 FY19 Guidance Metrics	Q1 FY19 under ASC 605 (ending April 30, 2018)	Q1 FY19 under ASC 606 (ending April 30, 2018) (1)
Revenue (in millions)	$565 - $575	$550 - $560
EPS GAAP	($0.34) - ($0.31)	($0.44) - ($0.41)
EPS non-GAAP (2)	$0.11 - $0.14	$0.01 - $0.04
_______________
(1) The move to the new revenue standard will result in a net reduction to revenue and EPS of approximately $15 million and $0.10 respectively, compared to what would have been recognized under ASC 605.
(2) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, $0.09 related to restructuring and other facility exit costs, $0.06 related to GAAP-only tax charges, and $0.03 for the amortization of acquisition-related intangibles.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under ASC 605 (ending January 31, 2019)	FY19 under ASC 606 (ending January 31, 2019) (1)
Billings (in millions) (2)	$2,720 - $2,820	$2,720 - $2,820
Revenue (in millions) (3)	$2,495 - $2,545	$2,455 - $2,505
GAAP spend growth (cost of revenue + operating expenses)	(2.5%) - (1.5%)	(2.5%) - (1.5%)
Non-GAAP spend growth (cost of revenue + operating expenses) (4)	1 - 2%	1 - 2%
EPS GAAP	($0.77) - ($0.59)	($0.92) - ($0.74)
EPS non-GAAP (5)	$0.92 - $1.10	$0.77 - $0.95
Net subscription additions	500k - 550k	500k - 550k
Total ARR growth	29% - 31%	28% - 30%
_______________
(1) The move to the new revenue standard will result in a net reduction to revenue and EPS of approximately $40 million and $0.15 respectively, compared to what would have been recognized under ASC 605, and a reduction of approximately $20M in ARR.
(2) Billings guidance does not include adjustments for ASC 606.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,420 - $2,470 million under ASC 606.
(4) Non-GAAP spend excludes $244 million related to stock-based compensation expense, $41 million related to restructuring and other facility exit costs, and $27 million for the amortization of acquisition-related intangibles.
(5) Non-GAAP earnings per diluted share excludes $1.12 related to stock-based compensation expense, $0.26 related to GAAP-only tax charges, $0.19 related to restructuring and other facility exit costs, and $0.12 for the amortization of acquisition-related intangibles.

Tax Rates
The recent tax reform legislation in the United States will result in a lower U.S. annual effective tax rate. From a GAAP perspective, Autodesk is in a U.S. loss position related to the business model transition and the recent restructuring.  Autodesk's losses and tax credits in the U.S. have had a full valuation allowance on them since the second quarter of fiscal 2016. As a result, there is no impact from U.S. tax reform in our tax provision, other than a benefit from revaluing certain deferred tax liabilities at the lower U.S. rate.  We will utilize tax attributes that have previously been fully valued to offset the one-time transition tax.

From a non-GAAP perspective, Autodesk has eliminated the impact of the transition tax and re-measurement of deferred tax assets and liabilities from our tax expense as one-time, non-recurring expenses.  We are still analyzing the full impact of tax reform but are currently modeling our GAAP annual effective tax rate at (388) percent for fiscal 2019 and 21 percent for fiscal 2020. We are estimating our non-GAAP annual effective tax rate at 19 percent in fiscal 2019 and between 17 percent and 18 percent in fiscal 2020 and beyond.

Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: Represents (1) perpetual license revenue and (2) other revenue. Perpetual license revenue includes software license revenue from the sale of perpetual licenses, and Creative Finishing. Other revenue includes revenue such as standalone consulting and training, and is recognized over time as the services are performed.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Product Subscription: Provide customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a hybrid of desktop and SaaS functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs) and all other services as part of a bundled subscription agreement accounted for as a single unit of accounting. (i.e. cloud services, maintenance, and consulting).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the quarter end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under multi-year billing plans for subscription, services, license and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Consolidated Balance Sheet until invoiced to the customer.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding ARR growth acceleration, other statements about our short-term and long-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements regarding the impact of, and our expectations regarding, tax reform legislation and the adoption of ASC 606, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; the success of our restructuring activities; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic, and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate and the impact of the Tax Cuts and Jobs Act on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2017, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations (1)
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2018	2017	2018	2017
	(Unaudited)
Net revenue:
Maintenance	$219.8	$268.0	$989.6	$1,103.1
Subscription	293.7	143.4	894.3	443.1
Total maintenance and subscription revenue	513.5	411.4	1,883.9	1,546.2
License and other	40.3	67.4	172.7	484.8
Total net revenue	553.8	478.8	2,056.6	2,031.0
Cost of revenue:
Cost of maintenance and subscription revenue	52.8	51.5	214.4	191.7
Cost of license and other revenue	16.6	23.4	72.6	110.2
Amortization of developed technology	3.7	8.0	16.4	40.0
Total cost of revenue	73.1	82.9	303.4	341.9
Gross profit	480.7	395.9	1,753.2	1,689.1
Operating expenses:
Marketing and sales	301.5	283.6	1,087.3	1,022.5
Research and development	182.2	187.0	755.5	766.1
General and administrative	80.1	74.1	305.2	287.8
Amortization of purchased intangibles	4.9	9.3	20.2	31.8
Restructuring charges and other facility exit costs, net	93.9	9.0	94.1	80.5
Total operating expenses	662.6	563.0	2,262.3	2,188.7
Loss from operations	(181.9)	(167.1)	(509.1)	(499.6)
Interest and other expense, net	(16.4)	(1.1)	(48.2)	(24.2)
Loss before income taxes	(198.3)	(168.2)	(557.3)	(523.8)
Benefit (provision) for income taxes	24.8	(5.2)	(9.6)	(58.3)
Net loss	$(173.5)	$(173.4)	$(566.9)	$(582.1)
Basic net loss per share	$(0.79)	$(0.78)	$(2.58)	$(2.61)
Diluted net loss per share	$(0.79)	$(0.78)	$(2.58)	$(2.61)
Weighted average shares used in computing basic net loss per share	219.1	221.1	219.5	222.7
Weighted average shares used in computing diluted net loss per share	219.1	221.1	219.5	222.7
_____________________
(1) In the first quarter of fiscal 2018, in order to improve the transparency of our revenue reporting, we updated our Condensed Consolidated Statement of Operations to include three lines of revenue: maintenance revenue, subscription revenue, and license and other revenue. In this format, all subscription revenue is reported in the subscription line and all maintenance revenue is reported in the maintenance line. All remaining non-recurring revenue is reported as license and other revenue. Cost of revenue was updated consistent with the changes noted in revenue and to separately state the amount of amortization from developed technology to be consistent with the presentation of the amortization of purchased intangibles within operating expenses. This simplified the reconciliation between the income statement presentation and recurring revenue, and improved the link between our financial statements and our business model transition.

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2018	January 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,078.0	$1,213.1
Marketable securities	245.2	686.8
Accounts receivable, net	438.2	452.3
Prepaid expenses and other current assets	116.5	108.4
Total current assets	1,877.9	2,460.6
Marketable securities	190.8	306.2
Computer equipment, software, furniture and leasehold improvements, net	145.0	158.6
Developed technologies, net	27.1	45.7
Goodwill	1,620.2	1,561.1
Deferred income taxes, net	81.7	63.9
Other assets	170.9	202.0
Total assets	$4,113.6	$4,798.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94.7	$93.5
Accrued compensation	250.9	238.2
Accrued income taxes	28.0	50.0
Deferred revenue	1,551.6	1,270.1
Current portion of long-term notes payable, net	—	398.7
Other accrued liabilities	198.0	134.9
Total current liabilities	2,123.2	2,185.4
Long-term deferred revenue	403.5	517.9
Long-term income taxes payable	41.6	39.3
Long-term deferred income taxes	66.6	91.5
Long-term notes payable, net	1,586.0	1,092.0
Other liabilities	148.7	138.4
Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock and additional paid-in capital	1,952.7	1,876.3
Accumulated other comprehensive loss	(123.8)	(178.5)
Accumulated deficit	(2,084.9)	(964.2)
Total stockholders’ (deficit) equity	(256.0)	733.6
Total liabilities and stockholders' (deficit) equity	$4,113.6	$4,798.1

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2018	2017
	(Unaudited)
Operating activities:
Net loss	$(566.9)	$(582.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	108.4	139.2
Stock-based compensation expense	261.4	221.8
Deferred income taxes	(39.1)	(38.8)
Restructuring charges and other facility exit costs, net	94.1	80.5
Other operating activities	7.3	(7.7)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	13.3	201.5
Prepaid expenses and other current assets	(9.9)	(13.5)
Accounts payable and accrued liabilities	(13.9)	2.7
Deferred revenue	168.3	267.0
Accrued income taxes	(22.1)	(100.9)
Net cash provided by operating activities	0.9	169.7
Investing activities:
Purchases of marketable securities	(514.0)	(1,867.9)
Sales of marketable securities	489.0	1,257.7
Maturities of marketable securities	594.3	1,057.2
Acquisitions, net of cash acquired	—	(85.2)
Capital Expenditures	(50.7)	(76.0)
Other investing activities	(12.2)	(13.8)
Net cash provided by investing activities	506.4	272.0
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	94.4	119.6
Taxes paid related to net share settlement of equity awards	(143.1)	(76.2)
Repurchase and retirement of common stock	(699.0)	(621.7)
Proceeds from debt, net of discount	496.9	—
Repayment of debt	(400.0)	—
Other financing activities	(5.8)	—
Net cash used in financing activities	(656.6)	(578.3)
Effect of exchange rate changes on cash and cash equivalents	14.2	(3.3)
Net decrease in cash and cash equivalents	(135.1)	(139.9)
Cash and cash equivalents at beginning of the period	1,213.1	1,353.0
Cash and cash equivalents at end of the period	$1,078.0	$1,213.1

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

GAAP cost of maintenance and subscription revenue	$52.8	$51.5	$214.4	$191.7
Stock-based compensation expense	(3.4)	(2.4)	(11.9)	(8.6)
Non-GAAP cost of maintenance and subscription revenue	$49.4	$49.1	$202.5	$183.1

GAAP cost of license and other revenue	$16.6	$23.4	$72.6	$110.2
Stock-based compensation expense	(0.9)	(1.4)	(4.0)	(5.5)
Non-GAAP cost of license and other revenue	$15.7	$22.0	$68.6	$104.7

GAAP amortization of developed technology	$3.7	$8.0	$16.4	$40.0
Amortization of developed technology	(3.7)	(8.0)	(16.4)	(40.0)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$480.7	$395.9	$1,753.2	$1,689.1
Stock-based compensation expense	4.3	3.8	15.9	14.1
Amortization of developed technology	3.7	8.0	16.4	40.0
Non-GAAP gross profit	$488.7	$407.7	$1,785.5	$1,743.2

GAAP marketing and sales	$301.5	$283.6	$1,087.3	$1,022.5
Stock-based compensation expense	(27.2)	(25.1)	(107.3)	(94.1)
Non-GAAP marketing and sales	$274.3	$258.5	$980.0	$928.4

GAAP research and development	$182.2	$187.0	$755.5	$766.1
Stock-based compensation expense	(21.2)	(21.3)	(82.9)	(81.3)
Non-GAAP research and development	$161.0	$165.7	$672.6	$684.8

GAAP general and administrative	$80.1	$74.1	$305.2	$287.8
Stock-based compensation expense	(9.4)	(9.1)	(38.9)	(32.3)
CEO transition costs (1)	0.2	—	(21.4)	—
Non-GAAP general and administrative	$70.9	$65.0	$244.9	$255.5

GAAP amortization of purchased intangibles	$4.9	$9.3	$20.2	$31.8
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring charges and other facility exit costs, net	$93.9	$9.0	$94.1	$80.5
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP restructuring charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$662.6	$563.0	$2,262.3	$2,188.7
Stock-based compensation expense	(57.8)	(55.5)	(229.1)	(207.7)
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
CEO transition costs (1)	0.2	—	(21.4)	—
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP operating expenses	$506.2	$489.2	$1,897.5	$1,868.7

GAAP Spend	$735.7	$645.9	$2,565.7	$2,530.6
Stock-based compensation expense	(62.1)	(59.3)	(245.0)	(221.8)
Amortization of developed technology	(3.7)	(8.0)	(16.4)	(40.0)
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
CEO transition costs (1)	0.2	—	(21.4)	—
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP Spend	$571.3	$560.3	$2,168.6	$2,156.5

GAAP loss from operations	$(181.9)	$(167.1)	$(509.1)	$(499.6)
Stock-based compensation expense	62.1	59.3	245.0	221.8
Amortization of developed technology	3.7	8.0	16.4	40.0
Amortization of purchased intangibles	4.9	9.3	20.2	31.8
CEO transition costs (1)	(0.2)	—	21.4	—
Restructuring charges and other facility exit costs, net	93.9	9.0	94.1	80.5
Non-GAAP loss from operations	$(17.5)	$(81.5)	$(112.0)	$(125.5)

GAAP interest and other expense, net	$(16.4)	$(1.1)	$(48.2)	$(24.2)
Loss (gain) on strategic investments and dispositions	7.0	0.3	16.5	(0.3)
Non-GAAP interest and other expense, net	$(9.4)	$(0.8)	$(31.7)	$(24.5)

GAAP benefit (provision) for income taxes	$24.8	$(5.2)	$(9.6)	$(58.3)
Discrete GAAP tax items	(10.5)	(6.7)	(20.7)	(2.7)
Income tax effect of non-GAAP adjustments	(7.3)	33.3	67.7	100.0
Non-GAAP benefit for income tax	$7.0	$21.4	$37.4	$39.0

GAAP net loss	$(173.5)	$(173.4)	$(566.9)	$(582.1)
Stock-based compensation expense	62.1	59.3	245.0	221.8
Amortization of developed technology	3.7	8.0	16.4	40.0
Amortization of purchased intangibles	4.9	9.3	20.2	31.8
CEO transition costs (1)	(0.2)	—	21.4	—
Restructuring charges and other facility exit costs, net	93.9	9.0	94.1	80.5
Loss (gain) on strategic investments and dispositions	7.0	0.3	16.5	(0.3)
Discrete GAAP tax items	(10.5)	(6.7)	(20.7)	(2.7)
Income tax effect of non-GAAP adjustments	(7.3)	33.3	67.7	100.0
Non-GAAP net loss	$(19.9)	$(60.9)	$(106.3)	$(111.0)

GAAP diluted net loss per share (2)	$(0.79)	$(0.78)	$(2.58)	$(2.61)
Stock-based compensation expense	0.28	0.28	1.11	1.00
Amortization of developed technology	0.02	0.03	0.08	0.18
Amortization of purchased intangibles	0.02	0.04	0.09	0.14
CEO transition costs (1)	—	—	0.09	—
Restructuring charges and other facility exit costs, net	0.43	0.04	0.43	0.35
Loss (gain) on strategic investments and dispositions	0.03	—	0.08	—
Discrete GAAP tax items	(0.05)	(0.04)	(0.09)	(0.01)
Income tax effect of non-GAAP adjustments	(0.03)	0.15	0.31	0.45
Non-GAAP diluted net loss per share (2)	$(0.09)	$(0.28)	$(0.48)	$(0.50)

GAAP diluted shares used in per share calculation	219.1	221.1	219.5	222.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	219.1	221.1	219.5	222.7
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net loss per share were computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.